Exhibit 99.01

Contacts:	Investors	Media
	Kendra Goodenough	Kali Fry
	Intuit Inc.	Intuit Inc.
	650-944-3663	650-944-3036
	kendra_goodenough@intuit.com	kali_fry@intuit.com

Intuit Reports Fourth Quarter and Full Year Fiscal 2026 Results;
Sets Fiscal 2027 Guidance

Fourth-quarter revenue grew 14 percent, full year fiscal 2026 revenue grew 14 percent

MOUNTAIN VIEW, Calif. - Aug. 25, 2026 - Intuit Inc. (Nasdaq: INTU) the global financial technology platform that makes Intuit TurboTax, Credit Karma, QuickBooks, Mailchimp, and Intuit Enterprise Suite, announced financial results for the fourth quarter and full fiscal year 2026, which ended July 31, 2026.
“We surpassed $20 billion in revenue for the full year with growth fueled by our Big Bets which collectively grew 34 percent and represented 30 percent of full-year revenue,” said Sasan Goodarzi, Intuit’s chairman and chief executive officer. "Our strategy is to win as an AI-driven expert platform by creating a financial system of intelligence that increasingly does the work for consumers, businesses, and accountants and helps them accomplish the outcomes that matter most. Looking ahead, we're focused on scaling our Big Bets, accelerating customer growth, and making deliberate choices to create a stronger foundation for durable long-term growth.”
Financial Highlights
For the full year:
•Total revenue increased 14 percent to $21.4 billion.
•Global Business Solutions revenue increased 16 percent to $12.9 billion, and Online Ecosystem revenue increased 19 percent to $9.9 billion.
•Consumer revenue increased 11 percent to $8.6 billion.
•GAAP operating income increased 20 percent to $5.9 billion, and non-GAAP operating income increased 18 percent to $8.9 billion.

Intuit Reports Fourth Quarter and Full-year 2026 Earnings

•GAAP earnings per share increased 20 percent to $16.46, and non-GAAP earnings per share increased 20 percent to $24.27.
For the fourth quarter:
•Total revenue increased 14 percent to $4.4 billion.
•Global Business Solutions revenue increased 14 percent to $3.4 billion, and Online Ecosystem revenue increased 17 percent to $2.6 billion.
•Consumer revenue increased 14 percent to $930 million.
Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.

"Fiscal 2026 demonstrated the strength of our platform and the growing contribution of our Big Bets,” said Sandeep Aujla, Intuit's chief financial officer. "As we look ahead, we are focused on execution and taking a disciplined approach to investments as we scale our Big Bets and accelerate customer growth. We remain committed to delivering durable revenue growth, operating margin expansion, and growing capital returns to shareholders over the long term."
Business Segment Results
For the full year:
•Global Business Solutions revenue increased 16 percent to $12.9 billion. Excluding Mailchimp, Global Business Solutions revenue increased 18 percent. Online Ecosystem revenue increased 19 percent to $9.9 billion. Excluding Mailchimp, Online Ecosystem revenue increased 23 percent.
◦QuickBooks Online Accounting revenue increased 23 percent.
◦Online Services revenue increased 16 percent. Excluding Mailchimp, Online Services revenue grew 24 percent.
◦Total international online revenue increased 10 percent on a constant currency basis.
•Consumer revenue increased 11 percent to $8.6 billion.

Intuit Reports Fourth Quarter and Full-year 2026 Earnings

◦TurboTax revenue increased 7 percent to $5.3 billion. TurboTax Live revenue increased 37 percent, representing 53 percent of total TurboTax revenue.
◦Credit Karma revenue increased 20 percent to $2.6 billion.
◦ProTax revenue increased 4 percent to $647 million.

TurboTax Federal Unit Data

Units in millions	Full Fiscal Year 2026	Full Fiscal Year 2025	Change Year-Over-Year
Desktop Units	4.1	4.4	(7)%
Online Units	34.9	35.5	(2)%
Total U.S. TurboTax Units	39.0	39.9	(2)%

For the fourth quarter:
•Global Business Solutions revenue increased 14 percent to $3.4 billion. Excluding Mailchimp, Global Business Solutions revenue increased 15 percent. Online Ecosystem revenue increased 17 percent to $2.6 billion. Excluding Mailchimp, Online Ecosystem revenue increased 20 percent.
◦QuickBooks Online Accounting revenue increased 20 percent driven by higher effective prices, customer growth, and mix shift.
◦Online Services revenue increased 15 percent driven by money and payroll. Excluding Mailchimp, Online Services revenue increased 21 percent.
◦Total international online revenue increased 10 percent on a constant currency basis.
•Consumer revenue increased 14 percent to $930 million.
◦TurboTax revenue increased 3 percent to $153 million.
◦Credit Karma revenue increased 16 percent to $743 million driven by strength in personal loans, auto insurance, and credit cards.
◦ProTax revenue increased 6 percent to $34 million.

Intuit Reports Fourth Quarter and Full-year 2026 Earnings

Capital Allocation Summary
•Total cash and investments balance was $7.2 billion and total debt was $7.7 billion as of July 31, 2026. In June, we issued $1.75 billion in senior notes which further strengthens our liquidity to address debt maturing in fiscal 2027.
•Intuit repurchased $5.5 billion of stock during fiscal year 2026, up 96 percent versus last year, and these repurchases drove a 2 percent reduction in weighted-average diluted shares outstanding as share repurchases more than offset dilution from share-based compensation. The company has a total remaining authorization of $7.9 billion to repurchase shares.
•Intuit’s Board approved a quarterly dividend of $1.38 per share, payable on October 16, 2026. This represents a 15 percent increase versus last year.
Mailchimp Segment Reporting Change
Effective August 1, 2026, the company began managing Mailchimp as a separate operating segment from Global Business Solutions. Mailchimp will be a separate reportable segment beginning in fiscal 2027. Additional information can be found on the company's fact sheet at https://investors.intuit.com/financial-information.
Non-GAAP Reporting Change
Effective August 1, 2026, share-based compensation expense will no longer be excluded from Intuit’s non-GAAP financial measures. The company views share-based compensation as a recurring component of the compensation program, and believes including this expense in non-GAAP financial measures reflects core operating results.

Intuit Reports Fourth Quarter and Full-year 2026 Earnings

Forward-looking Guidance
Intuit announced guidance for the full year fiscal 2027 as well as the first quarter of fiscal 2027. All guidance reflects the Mailchimp segment reporting change as well as the non-GAAP reporting change noted above. The company expects:
Full Year Fiscal 2027 Guidance

	GAAP		Non-GAAP
	FY27	Change	FY27	Change
Total Revenue	$23,279 to $23,512	9% to 10%
Global Business Solutions	$13,068 to $13,158	13% to 14%
TurboTax	$5,377 to $5,453	2% to 3%
Credit Karma	$2,919 to $2,973	11% to 13%
ProTax	$659 to $662	2%
Consumer	$8,955 to $9,088	4% to 6%
Mailchimp	$1,256 to $1,266	(1)% to 0%
Operating Income	$7,408 to $7,490	26% to 27%	$8,063 to $8,145(1)	17% to 18%
Diluted Earnings Per Share	$20.12 to $20.36	22% to 24%	$22.88 to $23.12(1)	23% to 24%
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP).
(1) Non-GAAP operating income guidance includes $2,020 million from share-based compensation expense, and non-GAAP diluted earnings per share guidance includes a $5.81 impact from share-based compensation expense.

Intuit Reports Fourth Quarter and Full-year 2026 Earnings

First Quarter Fiscal 2027 Guidance

	GAAP		Non-GAAP
	Q1FY27	Change	Q1FY27	Change
Total Revenue	$4,294 to $4,313	11%
Operating Income	$716 to $729	34% to 37%	$902 to $915(1)	26% to 28%
Diluted Earnings Per Share	$1.71 to $1.75	8% to 10%	$2.44 to $2.48(1)	30% to 33%
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP).
(1) Non-GAAP operating income guidance includes $521 million from share-based compensation expense, and non-GAAP diluted earnings per share guidance includes a $1.48 impact from share-based compensation expense.
Conference Call Details
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on August 25. The conference call can be heard live at https://investors.intuit.com/news-events/ir-calendar. Prepared remarks for the call will be available on Intuit’s website after the call ends.
Investor Day 2027
Intuit will host its annual Investor Day on September 17 at 8:00 a.m. Pacific time, at its headquarters in Mountain View, CA. The event can be viewed live at https://investors.intuit.com/news-events/ir-calendar and a replay will be available on the Intuit Investor Relations website. The half-day event will include presentations from Sasan Goodarzi, chief executive officer, Sandeep Aujla, chief financial officer, and other leaders.
About Intuit
Intuit is the global financial technology platform that powers prosperity for the people and communities we serve. With approximately 100 million customers worldwide using products such as TurboTax, Credit Karma, QuickBooks, and Mailchimp, and Intuit Enterprise Suite, we believe that everyone should have the opportunity to prosper. We never stop working to find new, innovative ways to make that possible. Please visit us at Intuit.com and find us on social for the latest information about Intuit and our products and services.

Intuit Reports Fourth Quarter and Full-year 2026 Earnings

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B1, Table B2, and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's website.
Cautions About Forward-looking Statements
This press release contains forward-looking statements, including expectations regarding: forecasts and timing of growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2027 and beyond; Intuit’s growth outside the US; timing and growth of revenue from current or future products, features, and services; innovation across our ecosystem; demand for our products; customer growth and retention; Intuit's corporate tax rate; changes to our products, including the impact of artificial intelligence (AI); the amount and timing of any future dividends or share repurchases; our capital structure; our share-based compensation expense; availability of our offerings; and the impact of strategic decisions on our business; as well as all of the statements under the heading "Forward-looking Guidance."
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These risks and uncertainties may be amplified by the effects of global developments and conditions or events, including macroeconomic uncertainty and geopolitical conditions, which have caused significant global economic instability and uncertainty. Given these risks and uncertainties, persons reading this communication are cautioned not to place any undue reliance on such forward-looking statements. These factors include, without limitation, the following: our ability to realize the anticipated benefits of our restructuring plan (Plan); risks related to the preliminary nature of the estimate of the charges to be incurred in connection with the Plan, which is subject to change; risks related to any delays in the timing for implementing the Plan or potential disruptions to our business or operations as we execute on the Plan; our ability to compete successfully; potential governmental encroachment in our tax business; our ability to develop, deploy, and use AI in our platform and offerings; our ability to adapt to technological change and to successfully extend our platform; our ability to predict consumer behavior; our ability to anticipate and solve new and existing customer problems; our reliance on intellectual

Intuit Reports Fourth Quarter and Full-year 2026 Earnings

property; our ability to protect our intellectual property rights; any harm to our reputation; risks associated with our environmental, social, and governance efforts; risks associated with acquisition and divestiture activity; the issuance of equity or incurrence of debt to fund acquisitions or for general business purposes; cybersecurity incidents (including those affecting the third parties we rely on); customer or regulator concerns about privacy and cybersecurity incidents; fraudulent activities by third parties, including through the use of AI; our failure to process transactions effectively; interruption or failure of our information technology; our ability to maintain critical third-party business relationships; our ability to attract and retain talent and the success of our hybrid work model; our ability to effectively develop and deploy AI in our offerings; any deficiency in the quality or accuracy of our offerings (including the advice given by experts on our platform); any delays in product launches; difficulties in processing or filing customer tax submissions; risks associated with international operations; risks associated with climate change; changes to, and evolving interpretations of public policy, laws, or regulations affecting our businesses; allegations of legal claims and legal proceedings in which we are involved; fluctuations in the results of our tax business due to seasonality and other factors beyond our control; changes in tax rates and tax reform legislation; global economic conditions (including, without limitation, inflation); exposure to credit, counterparty, and other risks in providing capital to businesses; amortization of acquired intangible assets and impairment charges; our ability to repay or otherwise comply with the terms of our outstanding debt; our ability to repurchase shares or distribute dividends; volatility of our stock price; and our ability to successfully market our offerings.
More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2025 and in our other SEC filings. You can locate these reports through our website at https://investors.intuit.com. First-quarter and full-year fiscal 2027 guidance speaks only as of the date it was publicly issued by Intuit. Other forward-looking statements represent the judgment of the management of Intuit as of the date of this presentation. Except as required by law, we do not undertake any duty to update any forward-looking statement or other information in this presentation.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2026	July 31, 2025	July 31, 2026	July 31, 2025

Net revenue:
Service	$3,783	$3,291	$18,911	$16,400
Product and other	571	540	2,537	2,431
Total net revenue	4,354	3,831	21,448	18,831
Costs and expenses:
Cost of revenue:
Cost of service revenue	894	834	4,016	3,624
Cost of product and other revenue	16	16	63	68
Amortization of acquired technology	43	44	174	156
Selling and marketing	1,264	1,251	5,534	5,035
Research and development	857	801	3,376	2,928
General and administrative	391	424	1,623	1,601
Amortization of other acquired intangible assets	121	121	485	481
Restructuring	293	1	293	15
Total costs and expenses [A]	3,879	3,492	15,564	13,908
Operating income	475	339	5,884	4,923
Interest expense	(70)	(59)	(256)	(247)
Interest and other income, net	135	86	389	158
Income before income taxes	540	366	6,017	4,834
Income tax (benefit) provision [B]	177	(15)	1,451	965
Net income	$363	$381	$4,566	$3,869

Basic net income per share	$1.34	$1.36	$16.53	$13.82
Shares used in basic per share calculations	272	279	276	280

Diluted net income per share	$1.34	$1.35	$16.46	$13.67
Shares used in diluted per share calculations	272	282	277	283

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]The following table summarizes the total share-based compensation expense that we recorded in operating income for the periods shown.

	Three Months Ended		Twelve Months Ended
(In millions)	July 31, 2026	July 31, 2025	July 31, 2026	July 31, 2025
Cost of revenue	$93	$101	$371	$423
Selling and marketing	144	137	587	541
Research and development	174	159	706	629
General and administrative	96	93	392	375
Total share-based compensation expense	$507	$490	$2,056	$1,968
[B]We recognized tax shortfalls on share-based compensation of $43 million in our provision for income taxes for the twelve months ended July 31, 2026. We recognized excess tax benefits on share-based compensation of $143 million in our provision for income taxes for the twelve months ended July 31, 2025.
Our effective tax rate for the twelve months ended July 31, 2026 was approximately 24%. This rate differed from the federal statutory rate of 21% primarily due to state income taxes and non-deductible share-based compensation, which were partially offset by the benefit we received from the federal research and experimentation credit.
Our effective tax rate for the twelve months ended July 31, 2025 was approximately 20%. Excluding certain tax benefits primarily related to share-based compensation, our effective tax rate was approximately 24%. This rate differed from the federal statutory rate of 21% primarily due to state income taxes and non-deductible share-based compensation, which were partially offset by the benefit we received from the federal research and experimentation credit.
In the current global tax policy environment, the U.S. and other domestic and foreign governments continue to consider, and in some cases enact, changes in corporate tax laws. As changes occur, we account for finalized legislation in the period of enactment.

TABLE B1
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2026
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss)	$534	$855	$4,020	$475	$5,884
Amortization of acquired technology	44	44	43	43	174
Amortization of other acquired intangible assets	121	121	122	121	485
Restructuring	—	—	—	293	293
Net (gain) loss on executive deferred compensation plan liabilities	16	8	10	9	43
Share-based compensation expense	543	521	485	507	2,056
Non-GAAP operating income (loss)	$1,258	$1,549	$4,680	$1,448	$8,935

GAAP net income (loss)	$446	$693	$3,064	$363	$4,566
Amortization of acquired technology	44	44	43	43	174
Amortization of other acquired intangible assets	121	121	122	121	485
Restructuring	—	—	—	293	293
Net (gain) loss on executive deferred compensation plan liabilities	16	8	10	9	43
Share-based compensation expense	543	521	485	507	2,056
Net (gain) loss on debt securities and other investments [A]	(34)	(29)	(44)	(67)	(174)
Net (gain) loss on executive deferred compensation plan assets	(15)	(8)	(9)	(8)	(40)
Net (gain) loss on disposal of a business	—	—	(1)	5	4
Income tax effects and adjustments [B]	(182)	(190)	(134)	(169)	(675)
Non-GAAP net income (loss)	$939	$1,160	$3,536	$1,097	$6,732

GAAP diluted net income (loss) per share	$1.59	$2.48	$11.09	$1.34	$16.46
Amortization of acquired technology	0.16	0.16	0.16	0.16	0.63
Amortization of other acquired intangible assets	0.43	0.43	0.44	0.44	1.75
Restructuring	—	—	—	1.08	1.06
Net (gain) loss on executive deferred compensation plan liabilities	0.05	0.03	0.04	0.03	0.15
Share-based compensation expense	1.93	1.86	1.76	1.86	7.42
Net (gain) loss on debt securities and other investments [A]	(0.12)	(0.10)	(0.16)	(0.25)	(0.63)
Net (gain) loss on executive deferred compensation plan assets	(0.05)	(0.03)	(0.03)	(0.03)	(0.14)
Net (gain) loss on disposal of a business	—	—	(0.01)	0.02	0.01
Income tax effects and adjustments [B]	(0.65)	(0.68)	(0.49)	(0.62)	(2.44)
Non-GAAP diluted net income (loss) per share	$3.34	$4.15	$12.80	$4.03	$24.27

Shares used in GAAP diluted per share calculations	281	280	276	272	277

Shares used in non-GAAP diluted per share calculations	281	280	276	272	277
[A]    During the three months ended October 31, 2025, January 31, 2026, April 30, 2026, and July 31, 2026, we recognized $34 million, $31 million, $46 million, and $69 million, respectively, in net gains on other long-term investments.
[B]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and tax effects related to share-based compensation.
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE B2
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2025
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss)	$271	$593	$3,720	$339	$4,923
Amortization of acquired technology	37	37	38	44	156
Amortization of other acquired intangible assets	120	120	120	121	481
Restructuring	9	4	1	1	15
Professional fees for business combinations	—	—	2	—	2
Net (gain) loss on executive deferred compensation plan liabilities	5	8	(7)	21	27
Share-based compensation expense	511	498	469	490	1,968
Non-GAAP operating income (loss)	$953	$1,260	$4,343	$1,016	$7,572

GAAP net income (loss)	$197	$471	$2,820	$381	$3,869
Amortization of acquired technology	37	37	38	44	156
Amortization of other acquired intangible assets	120	120	120	121	481
Restructuring	9	4	1	1	15
Professional fees for business combinations	—	—	2	—	2
Net (gain) loss on executive deferred compensation plan liabilities	5	8	(7)	21	27
Share-based compensation expense	511	498	469	490	1,968
Net (gain) loss on debt securities and other investments [A]	42	3	2	(2)	45
Net (gain) loss on executive deferred compensation plan assets	(4)	(7)	7	(20)	(24)
Income tax effects and adjustments [B]	(208)	(196)	(172)	(260)	(836)
Non-GAAP net income (loss)	$709	$938	$3,280	$776	$5,703

GAAP diluted net income (loss) per share	$0.70	$1.67	$10.02	$1.35	$13.67
Amortization of acquired technology	0.13	0.13	0.13	0.16	0.55
Amortization of other acquired intangible assets	0.42	0.42	0.43	0.43	1.70
Restructuring	0.03	0.01	—	—	0.05
Professional fees for business combinations	—	—	0.01	—	0.01
Net (gain) loss on executive deferred compensation plan liabilities	0.02	0.03	(0.02)	0.07	0.10
Share-based compensation expense	1.80	1.76	1.66	1.74	6.95
Net (gain) loss on debt securities and other investments [A]	0.15	0.01	0.01	(0.01)	0.16
Net (gain) loss on executive deferred compensation plan assets	(0.02)	(0.02)	0.02	(0.07)	(0.09)
Income tax effects and adjustments [B]	(0.73)	(0.69)	(0.61)	(0.92)	(2.95)
Non-GAAP diluted net income (loss) per share	$2.50	$3.32	$11.65	$2.75	$20.15

Shares used in GAAP diluted per share calculations	283	283	282	282	283

Shares used in non-GAAP diluted per share calculations	283	283	282	282	283
[A]    During the three months ended October 31, 2024, we recognized a $42 million net loss on other long-term investments.
[B]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and tax effects related to share-based compensation.
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	July 31, 2026	July 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$4,705	$2,884
Investments	2,495	1,668
Accounts receivable, net	625	530
Notes receivable held for investment	1,468	1,403
Notes receivable held for sale	179	—
Income taxes receivable	124	50
Prepaid expenses and other current assets	677	496
Current assets before funds receivable and amounts held for customers	10,273	7,031
Funds receivable and amounts held for customers	5,038	7,076
Total current assets	15,311	14,107

Long-term investments	248	94
Property and equipment, net	1,023	961
Operating lease right-of-use assets	609	541
Goodwill	13,981	13,980
Acquired intangible assets, net	4,642	5,302
Long-term deferred income tax assets	172	1,222
Other assets	800	751
Total assets	$36,786	$36,958

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,249	$—
Accounts payable	873	792
Accrued compensation and related liabilities	1,068	858
Deferred revenue	1,072	1,019
Other current liabilities	863	625
Current liabilities before funds payable and amounts due to customers	5,125	3,294
Funds payable and amounts due to customers	5,038	7,076
Total current liabilities	10,163	10,370

Long-term debt	6,420	5,973
Long-term deferred income tax liabilities	239	20
Operating lease liabilities	667	597
Other long-term obligations	305	288
Total liabilities	17,794	17,248

Stockholders’ equity	18,992	19,710
Total liabilities and stockholders’ equity	$36,786	$36,958

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	July 31, 2026	July 31, 2025
Cash flows from operating activities:
Net income	$4,566	$3,869
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	187	172
Amortization of acquired intangible assets	659	637
Non-cash operating lease cost	106	75
Share-based compensation expense	2,056	1,968
Provision for expected credit losses	237	134
Deferred income taxes	1,279	(435)
Other	(248)	(7)
Total adjustments	4,276	2,544
Changes in operating assets and liabilities:
Accounts receivable	(95)	(71)
Income taxes receivable	(74)	27
Prepaid expenses and other assets	(221)	(283)
Accounts payable	63	73
Accrued compensation and related liabilities	202	(64)
Deferred revenue	51	142
Operating lease liabilities	(93)	(77)
Other liabilities	163	47
Total changes in operating assets and liabilities	(4)	(206)
Net cash provided by operating activities	8,838	6,207
Cash flows from investing activities:
Purchases of corporate and customer fund investments	(3,892)	(2,363)
Sales of corporate and customer fund investments	547	320
Maturities of corporate and customer fund investments	2,554	864
Purchases of property and equipment	(221)	(124)
Acquisitions of businesses, net of cash acquired	—	(184)
Originations and purchases of notes receivable held for investment	(6,755)	(3,992)
Sales of notes receivable originally classified as held for investment	2,210	562
Principal repayments of notes receivable held for investment	4,253	2,706
Other	(108)	(107)
Net cash used in investing activities	(1,412)	(2,318)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount and issuance costs	1,736	—
Repayments of debt	—	(500)
Proceeds from borrowings under secured revolving credit facilities	186	429
Repayments on borrowings under secured revolving credit facilities	(230)	—
Proceeds from issuance of stock under employee stock plans	180	398
Payments for employee taxes withheld upon vesting of restricted stock units	(709)	(982)
Cash paid for purchases of treasury stock	(5,412)	(2,772)
Dividends and dividend rights paid	(1,347)	(1,189)
Net change in funds receivable and funds payable and amounts due to customers	(2,086)	3,107
Other	(7)	(1)
Net cash used in financing activities	(7,689)	(1,510)

Effect of exchange rates on cash, cash equivalents, restricted cash, and restricted cash equivalents	(2)	3
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	(265)	2,382
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	9,481	7,099
Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$9,216	$9,481

Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents reported within the consolidated balance sheets to the total amounts reported on the consolidated statements of cash flows
Cash and cash equivalents	$4,705	$2,884
Restricted cash and restricted cash equivalents included in funds receivable and amounts held for customers	4,511	6,597
Total cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$9,216	$9,481

Supplemental disclosure of cash flow information:
Interest paid	$295	$284

Supplemental schedule of non-cash investing and financing activities:
Transfers of notes receivable originated or purchased as held for investment to held for sale	$2,348	$546
Retirement of treasury stock	$27,006	$—

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES TO PROJECTED GAAP REVENUE, OPERATING INCOME, AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending October 31, 2026
Revenue	$4,294	$4,313	$—		$4,294	$4,313
Operating income	$716	$729	$186	[a]	$902	$915
Diluted earnings per share	$1.71	$1.75	$0.73	[b]	$2.44	$2.48

Twelve Months Ending July 31, 2027
Revenue	$23,279	$23,512	$—		$23,279	$23,512
Operating income	$7,408	$7,490	$655	[c]	$8,063	$8,145
Diluted earnings per share	$20.12	$20.36	$2.76	[d]	$22.88	$23.12
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure. Beginning in the first quarter of fiscal 2027, our non-GAAP financial measures will no longer exclude share-based compensation expense. The GAAP and Non-GAAP financial measures above are inclusive of $521 million and $2.0 billion of share-based compensation expense for the three months ending October 31, 2026, and the twelve months ended July 31, 2027, respectively.
[a]     Reflects estimated adjustments for amortization of other acquired intangible assets of approximately $121 million; amortization of acquired technology of approximately $43 million; and restructuring charges of approximately $22 million.
[b]     Reflects estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to the use of the non-GAAP tax rate.
[c]     Reflects estimated adjustments for amortization of other acquired intangible assets of approximately $483 million; amortization of acquired technology of approximately $150 million; and restructuring charges of approximately $22 million.
[d]    Reflects estimated adjustments in item [c], income taxes related to these adjustments, and other income tax effects related to the use of the non-GAAP tax rate.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated August 25, 2026 contains non-GAAP financial measures. Table B1, Table B2, and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss), and non-GAAP diluted net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures. Beginning in the first quarter of fiscal 2027, our non-GAAP financial measures will no longer exclude share-based compensation expense. Share-based compensation is a recurring component of our compensation program, and we believe including this expense in our non-GAAP financial measures reflects our core operating results.

We exclude the following items from all of our non-GAAP financial measures:
•Amortization of acquired technology
•Amortization of other acquired intangible assets
•Restructuring charges
•Share-based compensation expense(1)
•Gains and losses on executive deferred compensation plan liabilities
•Goodwill and intangible asset impairment charges
•Gains and losses on disposals of businesses and long-lived assets
•Professional fees and transaction costs for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:
•Gains and losses on debt securities and other investments
•Gains and losses on executive deferred compensation plan assets
•Income tax effects and adjustments
•Discontinued operations

(1) Historical results in Tables B1 and B2 exclude share-based compensation expense from our non-GAAP financial measures. Forward-looking guidance for fiscal 2027 in Table E includes share-based compensation expense in our non-GAAP financial measures.

We believe these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments, or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, restructuring, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire a business in a business combination, we are required by GAAP to record the fair values of the intangible assets of the business and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired businesses. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer and user relationships and trade names and logos.

Restructuring charges. This consists of costs incurred as a direct result of discrete strategic restructuring actions, including, but not limited to severance and other one-time termination benefits, and other costs, which are different in terms of size, strategic nature, and frequency than ongoing productivity and business improvements.

Share-based compensation expense. This consists of non-cash expenses for stock options, restricted stock units, and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Gains and losses on executive deferred compensation plan liabilities. We exclude from our non-GAAP financial measures gains and losses on the revaluation of our executive deferred compensation plan liabilities.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.

Professional fees and transaction costs for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal, and accounting fees.

Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures credit losses on available-for-sale debt securities and gains and losses on other investments.

Gains and losses on executive deferred compensation plan assets. We exclude from our non-GAAP financial measures gains and losses on the revaluation of our executive deferred compensation plan assets.

Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our long-term projections, we are using a long-term non-GAAP tax rate of 24% for fiscal 2026 and fiscal 2027. This long-term non-GAAP tax rate could be subject to change for various reasons including significant acquisitions, changes in our geographic earnings mix, or fundamental tax law changes in major jurisdictions in which we operate. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this rate.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, sales of available-for-sale debt securities and other investments, and disposals of businesses and long-lived assets.